Exhibit 99.6
CONSENT OF HENRY L. AARON
     In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by DSW Inc. (“DSW”) with the Securities and Exchange Commission on March 4, 2011, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of DSW effective upon completion of the merger as described in the Registration Statement.

/s/ Henry L. Aaron
Name:	Henry L. Aaron
Date: February 28, 2011